Exhibit 8.2

LOEB & LOEB LLP
345 Park Avenue New York, NY 10154	Main+1 212-407-4000 Fax+1 212-407-4990

December 29, 2025

FG Merger II Corp.

Re:	Registration Statement of FG Merger II Corp.

Ladies and Gentlemen:

We have acted as United States counsel to FG Merger II Corp., a Nevada corporation (“FGMC”), in connection with the proposed Business Combination (as defined below) contemplated by an agreement and plan of merger made and entered into on August 5, 2025 (and as amended and restated on November 3, 2025) (the “Business Combination Agreement”) by and among FGMC, FG Merger Sub II Inc., a Nevada corporation and a wholly owned subsidiary of FGMC (“Merger Sub”), and BOXABL Inc., a Nevada corporation (“BOXABL”). Pursuant to the Business Combination Agreement, (a) FGMC will convert from a Nevada corporation to a Texas corporation (the “Conversion”), (b) Merger Sub will merge with and into BOXABL (the “First Merger”), with BOXABL surviving the merger as a wholly-owned subsidiary of FGMC (the “First Merger Surviving Company”), (c) the First Merger Surviving Company will merge with and into FGMC (the “Second Merger” and, together with the First Merger, the “Business Combination”), with FGMC continuing as the surviving entity (the “Second Merger Surviving Company” or “Combined Company”).

The Conversion, the Business Combination, and certain other related transactions are described in the Registration Statement of FG Merger II Corp., on Form S-4 under the Securities Act of 1933, as amended (the “Securities Act”), filed on September 18, 2025 (Registration No. 333-290357), as amended through the date hereof (the “Registration Statement”).

In rendering this opinion, we have reviewed the Registration Statement and have assumed with your approval the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, and the completeness and accuracy of the documents reviewed by us. We have assumed with your approval and have not verified the accuracy of the factual matters and representations set forth in the Registration Statement. In addition, we are relying upon additional representations of fact made by FGMC in an officer’s certificate, dated the date hereof, delivered to us in connection with our opinion (the “Officer’s Certificate”). We are relying upon the accuracy of any representations or statements made therein that are qualified by the maker’s knowledge or belief as if such representations or statements were made without such qualification. We have also assumed that as to all matters for which a person or entity has represented that such person or entity is not a party to, does not have, or is not aware of, any plan, intention, understanding, or agreement, there is no such plan, intention, understanding, or agreement.

Based on the foregoing and subject to the assumptions, exceptions, limitations, and qualifications set forth herein and in the Registration Statement and other customary assumptions, we hereby confirm and adopt

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For the United States offices, a limited liability partnership including professional corporations. For Hong Kong office, a limited liability partnership.

FG Merger II Corp.

December 29, 2025

as our opinion the statements of United States federal income tax law on the date hereof as set forth in the Registration Statement under the caption “—U.S. Federal Income Tax Considerations of the Conversion.”

This opinion is based upon the existing provisions of the Internal Revenue Code of 1986, as amended, Treasury Regulations promulgated thereunder, published revenue rulings and procedures from the United States Internal Revenue Service (“IRS”) and judicial decisions, all as in effect on the date hereof. Any such authority is subject to change, and any change may be retroactive in effect and may affect our opinion as set forth herein. Our opinion is based on the facts, assumptions and representations set forth in the Registration Statement, the Officer’s Certificate, and this opinion. If any of the facts, assumptions or representations therein is not true, correct, or complete, our opinion may not be applicable. We undertake no responsibility to update this opinion or to advise you of any developments or changes as a result of a change in legal authority, fact, representation, assumption, or document, or any inaccuracy in any fact, representation, or assumption upon which this opinion is based, or otherwise.

Our opinion is not binding on the IRS or a court. The IRS may disagree with one or more of our conclusions, and a court may sustain the IRS’s position.

We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the reference to this firm as counsel to FG Merger II Corp. under the caption “—U.S. Federal Income Tax Considerations of the Conversion” in the Registration Statement, without implying or admitting that we are “experts” within the meaning of the Securities Act or the rules and regulations promulgated thereunder, with respect to any part of the Registration Statement, including this exhibit.

Regards,

/s/ Loeb & Loeb LLP

Loeb & Loeb LLP